Exhibit (a)(5)(vii)

Alliance One International, Inc.	Tel: 919 379 4300
8001 Aerial Center Parkway	Fax: 919 379 4346
Post Office Box 2009	www.aointl.com
Morrisville, NC 27560-2009
USA

NEWS RELEASE		Contact: Joel L. Thomas
(919) 379-4300

August 16, 2013

ALLIANCE ONE INTERNATIONAL, INC. INCREASES SIZE OF TENDER OFFER TO

$60.0 MILLION AND EXTENDS TENDER OFFER FOR ITS

5 1/2% CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2014

(CUSIP NO. 018772AQ6)

MORRISVILLE, N.C. – (August 16, 2013) – Alliance One International, Inc. (NYSE:AOI) (“Alliance One” or the “Company”) today announced that it has amended its previously announced cash tender offer for its 5 1/2% Convertible Senior Subordinated Notes due 2014 (the “Convertible Notes”) to increase the size of the tender offer (the “Tender Offer”) to up to $60.0 million in aggregate principal amount of the outstanding Convertible Notes. In addition, Alliance One announced that it has extended the Tender Offer to midnight, New York City time, at the end of Thursday, August 29, 2013. The Tender Offer is being made on the terms and subject to the conditions set forth in the Company’s Amended Offer to Purchase dated July 30, 2013, as amended and supplemented (the “Offer to Purchase”). The Offer to Purchase and the related letter of transmittal more fully set forth the terms of the Tender Offer. Information relating to the Tender Offer is listed in the table below.

CUSIP No.	Title of Security	Principal Amount Outstanding	Aggregate Principal Amount Sought	Tender Offer Consideration (1)
018772AQ6	5 1/2% Convertible Senior Subordinated Notes due 2014	$115,000,000	$60,000,000	$1,030.00

(1)	Per $1,000 principal amount of Convertible Notes excluding accrued and unpaid interest, which will be paid in addition to the Tender Offer Consideration.

If Convertible Notes with an aggregate principal amount in excess of $60.0 million are validly tendered and not validly withdrawn pursuant to the Offer, then, subject to the terms and conditions of the Tender Offer, Alliance One will accept for payment only $60.0 million aggregate principal amount of Convertible Notes. In that event, the proration for each holder tendering Convertible Notes will be calculated with a proration factor of such amount so that Alliance One only accepts for purchase an aggregate principal amount of Convertible Notes of $60.0 million (with appropriate adjustments to avoid purchases of Convertible Notes in principal amounts other than integral multiples of $1,000).

As of 5:00 p.m. on Thursday, August 15, 2013, $41,232,000 in aggregate principal amount of Convertible Notes have been tendered and not withdrawn.

Questions and Requests for Documents

The Company has retained Deutsche Bank Securities Inc. to serve as the dealer manager for the Tender Offer. Questions regarding the Tender Offer may be directed to Deutsche Bank Securities Inc. at (212) 250-7527 (collect) or at (855) 287-1922. Requests for documents may be directed to DF King & Co., Inc., the information agent for the Tender Offer, at (212) 269-5550 (collect) or at (800) 423-2107 (toll-free). The Tender Offer documents are also available online without charge on the website of the Securities and Exchange Commission at www.sec.gov.

This press release is for informational purposes only and is not an offer to purchase, or a solicitation of an offer to purchase, any securities. The Tender Offer is being made solely pursuant to the Offer to Purchase and the related letter of transmittal, which set forth the complete terms of the Tender Offer.

Forward Looking Statements

This press release contains forward-looking statements. Actual results may differ materially from those reflected in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained under the heading of “Risk Factors” listed from time to time in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended March 31, 2013, filed on June 17, 2013.

About Alliance One

Alliance One International, Inc. is a leading independent leaf tobacco merchant serving the world’s cigarette manufacturers.

2